EXHIBIT 23.2
CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2001, except for Note 18, as to which the date is March 16, 2001, and Note 2, as to which the date is May 14, 2001 relating to the financial statements and financial statement schedules, which appears in Integra LifeSciences Holdings Corporation's Annual Report on Form 10-K/A for the year ended December 31, 2000. We also consent to the references to us under the heading "Experts" and "Selected Consolidated Financial Data" in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP
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Florham Park, New Jersey
June 1, 2001